As filed with the Securities and Exchange Commission on March 26, 2020

Securities Act File No. 333-233372

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-14

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 1	☒

(Check appropriate box or boxes)

BLACKROCK FUNDSSM

(Exact Name of Registrant as Specified in the Charter)

100 Bellevue Parkway

Wilmington, Delaware 19809

(Address of Principal Executive Offices)

Registrant’s Telephone Number: (800) 441-7762

John M. Perlowski

BLACKROCK FUNDSSM

55 East 52nd Street

New York, New York 10055

United States of America

(Name and Address of Agent for Service)

Copies to:

John A. MacKinnon, Esq.	Janey Ahn, Esq.
Jesse C. Kean, Esq.	BlackRock Advisors, LLC
Sidley Austin LLP	55 East 52nd Street
787 Seventh Avenue	New York, New York 10055
New York, New York 10019

This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act of 1933 and will be effective upon filing.

Title of securities being registered: Shares of beneficial interest, par value $0.001 per share. Calculation of Registration Fee under the Securities Act of 1933: No filing fee is required because of reliance on Section 24(f) and Rule 24f-2 under the Investment Company Act of 1940.

This Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-233372) (the “N-14 Registration Statement”) consists of the following:

1.	Facing Sheet.

2.	Part C Information.

3.	Exhibits.

Parts A and B to the N-14 Registration Statement are unchanged from the Combined Prospectus/Information Statement filed on November 1, 2019 pursuant to Rule 497 under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 to the N-14 Registration Statement is being filed solely to file a tax opinion of Sidley Austin LLP, counsel for the Registrant, as Exhibit 12(a) to the N-14 Registration Statement. The tax opinion relates to the reorganization of BlackRock Energy & Resources Portfolio, a series of BlackRock FundsSM, into BlackRock Energy Opportunities Fund (formerly known as BlackRock All-Cap Energy & Resources Portfolio), a series of BlackRock FundsSM.

C-1

PART C.

OTHER INFORMATION

Item 15.	Indemnification.

Indemnification of Registrant’s principal underwriter against certain losses is provided for in Section 9 of the Form of Amended and Restated Distribution Agreement incorporated by reference herein as Exhibit 7(a). Indemnification of Registrant’s Custodians is provided for in Section 12 of the Amended and Restated Custodian Agreement incorporated by reference herein as Exhibit 9(a), Article VIII of the Custody Agreement incorporated by reference herein as Exhibit 9(b), Article V of the Form of Custody Agreement (U.S. Dollar Only) incorporated by reference herein as Exhibit 9(c), Section 7 of the Form of Master Global Custody Agreement incorporated by reference herein as Exhibit 9(d) and Section 15 of the Master Custodian Agreement incorporated by reference herein as Exhibit 9(e). Indemnification of Registrant’s Transfer Agent is provided for in Section 12 of the Transfer Agency and Shareholder Services Agreement incorporated by reference herein as Exhibit 13(g). Indemnification of Registrant’s Administrators is provided for in Section 9 of the Form of Administration Agreement incorporated by reference herein as Exhibit 13(a), Section 9 of the Form of Administration Agreement incorporated by reference herein as Exhibit 13(d), Section 12 of the Form of Administration and Accounting Services Agreement incorporated by reference herein as Exhibit 13(e) and Section 8 of the Administration and Fund Accounting Services Agreement incorporated by reference herein as Exhibit 13(f). Registrant intends to obtain from a major insurance carrier a trustees’ and officers’ liability policy covering certain types of errors and omissions. In addition, Section 9.3 of the Registrant’s Declaration of Trust incorporated by reference herein as Exhibit 1(a) provides as follows:

Indemnification of Trustees, Officers, Representatives and Employees. The Trust shall indemnify each of its Trustees against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromise, as fines and penalties, and as counsel fees) reasonably incurred by him in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which he may be involved or with which he may be threatened, while as a Trustee or thereafter, by reason of his being or having been such a Trustee except with respect to any matter as to which he shall have been adjudicated to have acted in bad faith, willful misfeasance, gross negligence or reckless disregard of his duties, provided that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless the Trust shall have received a written opinion from independent legal counsel approved by the Trustees to the effect that if either the matter of willful misfeasance, gross negligence or reckless disregard of duty, or the matter of bad faith had been adjudicated, it would in the opinion of such counsel have been adjudicated in favor of such person. The rights accruing to any person under these provisions shall not exclude any other right to which he may be lawfully entitled, provided that no person may satisfy any right of indemnity or reimbursement hereunder except out of the property of the Trust. The Trustees may make advance payments in connection with the indemnification under this Section 9.3, provided that the indemnified person shall have given a written undertaking to reimburse the Trust in the event it is subsequently determined that he is not entitled to such indemnification.

The Trustee shall indemnify officers, representatives and employees of the Trust to the same extent that Trustees are entitled to indemnification pursuant to this Section 9.3.

Insofar as indemnification for liability arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of Registrant pursuant to the foregoing provisions, or otherwise, Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a trustee, officer or controlling person of Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Section 9.6 of the Registrant’s Declaration of Trust, incorporated herein by reference to Exhibit 1(a), also provides for the indemnification of shareholders of the Registrant. Section 9.6 states as follows:

Indemnification of Shareholders. In case any Shareholder or former Shareholder shall be held to be personally liable solely by reason of his being or having been a Shareholder and not because of his acts or omissions or for some other reason, the Shareholder or former Shareholder (or his heirs, executors, administrators or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled out of the assets belonging to the classes of Shares with the same alphabetical designation as that of the Shares owned by such Shareholder to be held harmless from and indemnified against all loss and expense arising from such liability. The Trust shall, upon request by the Shareholder, assume the defense of any claim made against any Shareholder for any act or obligations of the Trust and satisfy any judgment thereon from such assets.

Item 16.	Exhibits.

Exhibit Number			Description

1		—	Articles of Incorporation

	(a)	—	Declaration of Trust of Registrant dated December 22, 1988 is incorporated herein by reference to Exhibit 1(a) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement on Form N-1A (File No. 33-26305) (the “Registration Statement”) filed on January 27, 1998.

	(b)	—	Amendment No. 1 to Declaration of Trust dated May 4, 1989 is incorporated herein by reference to Exhibit 1(b) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998.

	(c)	—	Amendment No. 2 to the Declaration of Trust dated December 23, 1993 is incorporated herein by reference to Exhibit 1(c) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998.

	(d)	—	Amendment No. 3 to the Declaration of Trust dated January 5, 1996 is incorporated herein by reference to Exhibit 1(d) of Post-Effective Amendment No. 23 to Registrant’s Registration Statement filed on October 18, 1996.

	(e)	—	Amendment No. 4 to the Declaration of Trust dated December 23, 1997 is incorporated herein by reference to Exhibit 1(e) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998.

	(f)	—	Amended and Restated Certificate of Classification of Shares dated January 22, 2020 is incorporated herein by reference to Exhibit 1(f) of Post-Effective Amendment No. 989 to Registrant’s Registration Statement filed on January 24, 2020.

2		—	By-laws

	(a)	—	Amended and Restated Code of Regulations of Registrant, effective as of November 29, 2018, is incorporated herein by reference to Exhibit 2(a) of Post-Effective Amendment No. 962 to Registrant’s Registration Statement filed on September 25, 2019.

3		—	Voting Trust Agreements

	(a)	—	None

4		—	Plan of Reorganization

	(a)	—	Form of Agreement and Plan of Reorganization is included in Appendix II to the Combined Prospectus/Information Statement.

5		—	Instruments Defining Rights of Security Holders

	(a)	—	Article IV, Article V (Sections 5.1 and 5.4), Article VI (Sections 6.2, 6.5 and 6.7), Article VIII, Article IX (Sections 9.2, 9.5 and 9.6) and Article X (Sections 10.1, 10.4, 10.5, 10.6, 10.8 and 10.9) of Registrant’s Declaration of Trust dated December 22, 1988, as amended, are incorporated herein by reference to Exhibit 1(a) of Post-Effective Amendment No. 33 to Registrant’s Registration Statement filed on January 27, 1998; Article I, Article II (Sections 2 and 3), Article IV (Section 1) and Article V (Sections 3, 4, 5 and 6) of Registrant’s Amended and Restated Code of Regulations are incorporated herein by reference to Exhibit 2(a) of Post-Effective Amendment No. 962 to Registrant’s Registration Statement filed on September 25, 2019.

6		—	Investment Advisory Contracts

	(a)	—	Form of Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC relating to non-index funds is incorporated herein by reference to Exhibit 4(a) of Post-Effective Amendment No. 100 to Registrant’s Registration Statement filed on October 13, 2006.

	(b)	—	Form of Addendum No. 6 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Commodity Strategies Fund and BlackRock Advantage Emerging Markets Fund (f/k/a BlackRock Emerging Markets Long/Short Equity Fund) is incorporated herein by reference to Exhibit 4(e) of Post-Effective Amendment No. 186 to Registrant’s Registration Statement filed on September 29, 2011.

	(c)	—	Form of Addendum No. 7 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Short Obligations Fund, BlackRock Global Long/Short Equity Fund, BlackRock Total Factor Fund (f/k/a BlackRock Strategic Risk Allocation Fund) and BlackRock Real Estate Securities Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 259 to Registrant’s Registration Statement filed on December 21, 2012.

	(d)	—	Form of Addendum No. 8 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Advantage Small Cap Core Fund (f/k/a BlackRock Disciplined Small Cap Core Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 282 to Registrant’s Registration Statement filed on March 13, 2013.

	(e)	—	Form of Addendum No. 9 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Total Emerging Markets Fund (f/k/a BlackRock Emerging Market Allocation Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

	(f)	—	Form of Amended and Restated Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock International Dividend Fund is incorporated herein by reference to Exhibit 4(f) of Post-Effective Amendment No. 997 to Registrant’s Registration Statement filed on January 27, 2020.

	(g)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Commodity Strategies Fund is incorporated herein by reference to Exhibit 4(h) of Post-Effective Amendment No. 144 to Registrant’s Registration Statement filed on January 28, 2011.

	(h)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Total Factor Fund (f/k/a BlackRock Strategic Risk Allocation Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 259 to Registrant’s Registration Statement filed on December 21, 2012.

(i)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Singapore) Limited with respect to BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 269 to Registrant’s Registration Statement filed on January 28, 2013.

(j)	—	Form of Amended and Restated Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Total Emerging Markets Fund is incorporated herein by reference to Exhibit 4(j) of Post-Effective Amendment No. 1009 to Registrant’s Registration Statement filed on February 27, 2020.

(k)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Asset Management North Asia Limited with respect to BlackRock Total Emerging Markets Fund (f/k/a BlackRock Emerging Market Allocation Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

(l)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Singapore) Limited with respect to BlackRock Total Emerging Markets Fund (f/k/a BlackRock Emerging Market Allocation Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 295 to Registrant’s Registration Statement filed on May 16, 2013.

(m)	—	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Real Estate Securities Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 450 to Registrant’s Registration Statement filed on April 29, 2015.

(n)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock (Singapore) Limited with respect to BlackRock Real Estate Securities Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 450 to Registrant’s Registration Statement filed on April 29, 2015.

(o)	—	Form of Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC with respect to iShares Russell Mid-Cap Index Fund (f/k/a BlackRock Midcap Index Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 454 to Registrant’s Registration Statement filed on May 13, 2015.

(p)	—	Appendix A to Form of Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC with respect to iShares Russell Mid-Cap Index Fund (f/k/a BlackRock Midcap Index Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 465 to Registrant’s Registration Statement filed on June 8, 2015.

(q)	—	Form of Addendum No. 1 with respect to iShares Developed Real Estate Index Fund (f/k/a BlackRock Developed Real Estate Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 473 to Registrant’s Registration Statement filed on August 12, 2015.

(r)	—	Form of Addendum No. 2 with respect to iShares Russell Small/Mid-Cap Index Fund (f/k/a BlackRock Small/Mid Cap Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 474 to Registrant’s Registration Statement filed on August 12, 2015.

(s)	—	Form of Addendum No. 3 with respect to iShares Total U.S. Stock Market Index Fund (f/k/a BlackRock Total Stock Market Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 475 to Registrant’s Registration Statement filed on August 12, 2015.

(t)	—	Form of Addendum No. 13 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Advantage ESG U.S. Equity Fund (f/k/a BlackRock Impact U.S. Equity Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 486 to Registrant’s Registration Statement filed on October 5, 2015.

(u)	—	Form of Addendum No. 5 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Mid-Cap Growth Equity Portfolio, BlackRock Advantage Small Cap Growth Fund (f/k/a BlackRock Small Cap Growth Equity Portfolio), BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio (f/k/a BlackRock Asset Allocation Portfolio)), BlackRock Health Sciences Opportunities Portfolio, BlackRock Technology Opportunities Fund (f/k/a BlackRock Science & Technology Opportunities Portfolio), BlackRock Energy Opportunities Fund (f/k/a BlackRock All-Cap Energy & Resources Portfolio), BlackRock High Equity Income Fund (f/k/a BlackRock U.S. Opportunities Portfolio), BlackRock Advantage International Fund (f/k/a BlackRock Global Opportunities Portfolio), BlackRock International Dividend Fund (f/k/a BlackRock International Opportunities Portfolio), BlackRock Exchange Portfolio and BlackRock Wealth Liquid Environmentally Aware Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 491 to Registrant’s Registration Statement filed on November 24, 2015.

(v)	—	Form of Amendment to Addendum No. 5 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock High Equity Income Fund (f/k/a BlackRock U.S. Opportunities Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 491 to Registrant’s Registration Statement filed on November 24, 2015.

(w)	—	Form of Addendum No. 4 with respect to iShares Short-Term TIPS Bond Index Fund (f/k/a BlackRock Short-Term Inflation-Protected Securities Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 537 to Registrant’s Registration Statement filed on February 16, 2016.

(x)	—	Form of Addendum No. 14 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Emerging Markets Equity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 545 to Registrant’s Registration Statement filed on February 22, 2016.

(y)	—	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Emerging Markets Equity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 545 to Registrant’s Registration Statement filed on February 22, 2016.

(z)	—	Form of Addendum No. 5 with respect to iShares Edge MSCI Multifactor USA Index Fund (f/k/a BlackRock Multifactor USA Index Fund), iShares Edge MSCI Multifactor Intl Index Fund (f/k/a BlackRock Multifactor International Index Fund), iShares Edge MSCI Min Vol USA Index Fund (f/k/a BlackRock Min Vol USA Index Fund) and iShares Edge MSCI Min Vol EAFE Index Fund (f/k/a BlackRock Min Vol EAFE Index Fund) to Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 590 to Registrant’s Registration Statement filed on July 12, 2016.

(aa)	—	Form of Amendment to Addendum No. 6 to Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Commodity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 620 to Registrant’s Registration Statement filed on November 22, 2016.

(bb)	—	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Global Long/Short Equity Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 620 to Registrant’s Registration Statement filed on November 22, 2016.

(cc)	—	Form of Investment Advisory Agreement between Registrant and BlackRock Fund Advisors is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 649 to Registrant’s Registration Statement filed on December 20, 2016.

(dd)	—	Form of Amendment No. 2 to Addendum No. 5 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Advantage Small Cap Growth Fund (f/k/a BlackRock Small Cap Growth Equity Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 663 to Registrant’s Registration Statement filed on January 27, 2017.

(ee)	—	Form of Amendment to Addendum No. 9 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Total Emerging Markets Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 851 to Registrant’s Registration Statement filed on April 27, 2018.

(ff)	—	Form of Amendment to Addendum No. 5 to the Investment Advisory Agreement for certain index funds between Registrant and BlackRock Advisors, LLC with respect to iShares Edge MSCI Multifactor USA Index Fund (f/k/a BlackRock Multifactor USA Index Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

(gg)	—	Form of Amendment No. 3 to Addendum No. 5 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock High Equity Income Fund, BlackRock Advantage Large Cap Growth Fund, BlackRock Advantage International Fund and BlackRock International Dividend Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

(hh)	—	Form of Amendment No. 2 to Addendum No. 6 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Advantage Emerging Markets Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

(ii)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Fund Advisors with respect to iShares Developed Real Estate Index Fund (f/k/a BlackRock Developed Real Estate Index Fund), iShares Edge MSCI Min Vol EAFE Index Fund (f/k/a BlackRock Min Vol EAFE Index Fund), iShares Edge MSCI Min Vol USA Index Fund (f/k/a BlackRock Min Vol USA Index Fund), iShares Edge MSCI Multifactor Intl Index Fund (f/k/a BlackRock Multifactor International Index Fund), iShares Edge MSCI Multifactor USA Index Fund (f/k/a BlackRock Multifactor USA Index Fund), iShares Russell Mid-Cap Index Fund (f/k/a BlackRock Midcap Index Fund), iShares Russell Small/Mid-Cap Index Fund (f/k/a BlackRock Small/Mid Cap Index Fund), iShares Short-Term TIPS Bond Index Fund (f/k/a BlackRock Short-Term Inflation-Protected Securities Index Fund) and iShares Total U.S. Stock Market Index Fund (f/k/a BlackRock Total Stock Market Index Fund) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 757 to Registrant’s Registration Statement filed on November 21, 2017.

(jj)	—	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock International Dividend Fund (f/k/a BlackRock International Opportunities Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

(kk)	—	Form of Amended and Restated Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Energy

Opportunities Fund (f/k/a BlackRock All-Cap Energy & Resources Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 996 to Registrant’s Registration Statement filed on January 27, 2020.

(ll)	—	Form of Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

(mm)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Asset Management North Asia Limited with respect to BlackRock Tactical Opportunities Fund (f/k/a BlackRock Managed Volatility Portfolio) is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 808 to Registrant’s Registration Statement filed on January 25, 2018.

(nn)	—	Form of Amendment No. 4 to Addendum No. 5 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Mid-Cap Growth Equity Portfolio and BlackRock Technology Opportunities Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 851 to Registrant’s Registration Statement filed on April 27, 2018.

(oo)	—	Form of Amendment No. 3 to Addendum No. 6 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Commodity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 851 to Registrant’s Registration Statement filed on April 27, 2018.

(pp)	—	Form of Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock Asset Management North Asia Limited with respect to BlackRock Emerging Markets Equity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 852 to Registrant’s Registration Statement filed on April 27, 2018.

(qq)	—	Form of Addendum No.1 to the Investment Advisory Agreement between Registrant and BlackRock Fund Advisors with respect to iShares Municipal Bond Index Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 865 to Registrant’s Registration Statement filed on May 31, 2018.

(rr)	—	Form of Addendum No. 16 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock China A Opportunities Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 920 to Registrant’s Registration Statement filed on December 21, 2018.

(ss)	—	Form of Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Liquid Environmentally Aware Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 945 to Registrant’s Registration Statement filed on April 8, 2019.

(tt)	—	Form of Amended and Restated Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Global Long/Short Equity Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 968 to Registrant’s Registration Statement filed on November 22, 2019.

(uu)	—	Form of Amendment No. 4 to Addendum No. 6 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Advantage Emerging Markets Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 970 to Registrant’s Registration Statement filed on November 22, 2019.

(vv)	—	Form of Amended and Restated Sub-Investment Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Total Factor Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 973 to Registrant’s Registration Statement filed on November 22, 2019.

	(ww)	—	Form of Amended and Restated Sub-Advisory Agreement between BlackRock Advisors, LLC and BlackRock International Limited with respect to BlackRock Commodity Strategies Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 976 to Registrant’s Registration Statement filed on November 25, 2019.

	(xx)	—	Form of Amendment No. 5 to Addendum No. 5 to the Investment Advisory Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Advantage International Fund is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 992 to Registrant’s Registration Statement filed on January 24, 2020.

7		—	Underwriting Contracts

	(a)	—	Form of Amended and Restated Distribution Agreement between Registrant and BlackRock Investments, LLC is incorporated herein by reference to Exhibit 5 of Post-Effective Amendment No. 66 to the Registration Statement on Form N-1A of BlackRock Advantage U.S. Total Market Fund, Inc. (File No. 2-60836), filed on July 26, 2019.

8		—	Bonus or Profit Sharing Contracts

	(a)	—	None

9		—	Custodian Agreements

	(a)	—	Amended and Restated Custodian Agreement dated February 10, 2004 between BlackRock Funds and PFPC Trust Company is incorporated herein by reference to Exhibit 7(a) of Post-Effective Amendment No. 86 to Registrant’s Registration Statement filed on November 3, 2004.

	(b)	—	Custody Agreement dated October 12, 2011 between BlackRock Funds and The Bank of New York Mellon is incorporated herein by reference to Exhibit 7(b) of Post-Effective Amendment No. 387 to Registrant’s Registration Statement filed on September 29, 2014.

	(c)	—	Form of Custody Agreement (U.S. Dollar Only) between BlackRock Funds and The Bank of New York Mellon is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 728 to Registrant’s Registration Statement filed on July 28, 2017.

	(d)	—	Form of Master Global Custody Agreement between BlackRock Funds and JPMorgan Chase Bank, N.A. is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 728 to Registrant’s Registration Statement filed on July 28, 2017.

	(e)	—	Master Custodian Agreement dated December 31, 2018 between Registrant and State Street Bank and Trust Company is incorporated herein by reference to Exhibit 7(g) of Post-Effective Amendment No. 943 to Registrant’s Registration Statement filed on February 28, 2019.

10		—	Rule 12b-1 and Rule 18f-3 Plans

	(a)	—	Form of Distribution and Service Plan is incorporated herein by reference to Exhibit 13(a) of Post-Effective Amendment No. 111 to Registrant’s Registration Statement filed on January 28, 2009.

	(b)	—	Exhibit A to the Distribution and Service Plan, amended as of April 10, 2019, is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 962 to the Registrant’s Registration Statement filed on September 25, 2019.

	(c)	—	Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class Distribution System is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 960 to Registrant’s Registration Statement filed on July 29, 2019.

11		—	Legal Opinions

	(a)	—	Opinion of Morgan, Lewis & Bockius LLP as to the legality of the securities being registered is incorporated herein by reference to Exhibit 11(a) of Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-14 (File No. 333-233372) (the “N-14 Registration Statement”).

12		—	Tax Opinions

	(a)	—	Opinion of Sidley Austin LLP supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Information Statement is filed herewith.

13		—	Other Material Contracts

	(a)	—	Form of Administration Agreement dated January 1, 2015 between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 8(a) of Post-Effective Amendment No. 148 to the Registration Statement on Form N-1A of BlackRock Funds II (File No. 333-142592), filed on January 28, 2015.

	(b)	—	Form of Amendment No. 1 to the Administration Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit (h)(2) of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-1A of BlackRock Funds V (File No. 333-224371), filed on July 23, 2018.

	(c)	—	Form of Amended Schedule B to the Administration Agreement between Registrant and BlackRock Advisors, LLC is incorporated herein by reference to Exhibit 8(c) of Post-Effective Amendment No. 336 to the Registration Statement on Form N-1A of BlackRock Funds II (File No. 333-142592), filed on October 30, 2019.

	(d)	—	Form of Administration Agreement between Registrant and BlackRock Advisors, LLC with respect to BlackRock Liquid Environmentally Aware Fund is incorporated herein by reference to Exhibit 8(b) of Post-Effective Amendment No. 945 to Registrant’s Registration Statement filed on April 8, 2019.

	(e)	—	Form of Administration and Accounting Services Agreement dated June 25, 2010 between Registrant and BNY Investment Servicing (US) Inc. (f/k/a PNC Global Investment Servicing (U.S.) Inc.) is incorporated herein by reference to Exhibit 8(g) of Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A of BlackRock Capital Appreciation Fund, Inc. (File No. 33-47875), filed on January 28, 2013.

	(f)	—	Administration and Fund Accounting Services Agreement dated December 31, 2018 between Registrant and State Street Bank and Trust Company is incorporated herein by reference to Exhibit 8(k) of Post-Effective Amendment No. 43 to the Registration Statement on Form N-1A of Managed Account Series (File No. 333-124463), filed on February 28, 2019.

	(g)	—	Form of Transfer Agency and Shareholder Services Agreement between Registrant and BNY Mellon Investment Servicing (US) Inc. is incorporated herein by reference to Exhibit 8(a) of Post-Effective Amendment No. 48 to the Registration Statement on Form N-1A of BlackRock Series Fund, Inc. (File No. 2-69062), filed on April 18, 2014.

	(h)	—	Share Acquisition Agreement dated April 29, 1998 by and among Registrant and PNC Bank, National Association and PNC Bank, Delaware, respectively, each as trustee for certain of the common trust funds listed therein is incorporated herein by reference to Exhibit 9(l) of Post-Effective Amendment No. 36 to Registrant’s Registration Statement filed on April 29, 1998.

	(i)	—	Form of Ninth Amended and Restated Expense Limitation Agreement by and between Registrant, BlackRock Advisors, LLC and BlackRock Fund Advisors is incorporated herein by reference to Exhibit 8(i) of Post-Effective Amendment No. 967 to Registrant’s Registration Statement filed on November 22, 2019.

	(j)	—	Form of Amended and Restated Shareholders’ Administrative Services Agreement between Registrant and BlackRock Advisors, LLC, dated July 1, 2019, is incorporated herein by reference to Exhibit 8(k) of Post-Effective Amendment No. 305 to the Registration Statement on Form N-1A of BlackRock Funds III (File No. 33-54126), filed on July 1, 2019.

	(k)	—	Form of Sixth Amended and Restated Credit Agreement among Registrant, a syndicate of banks and certain other parties is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 947 to Registrant’s Registration Statement filed on April 29, 2019.

	(l)	—	Form of Sixth Amended and Restated Securities Lending Agency Agreement between Registrant and BlackRock Investment Management, LLC is incorporated herein by reference to Exhibit 13(d) of the Registration Statement on Form N-14 of BlackRock Multi-State Municipal Series Trust (File No. 333-235834), filed on January 7, 2020.

	(m)	—	Form of Master Fund Services Agreement between Registrant and JPMorgan Chase Bank, N.A. is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 728 to Registrant’s Registration Statement filed on July 28, 2017.

	(n)	—	Form of Fifth Amended and Restated Securities Lending Agency Agreement between Registrant and BlackRock Institutional Trust Company, N.A. is incorporated herein by reference to Exhibit 8(n) of Post-Effective Amendment No. 989 to Registrant’s Registration Statement filed on January 24, 2020.

14		—	Other Opinions

	(a)	—	Consent of Deloitte & Touche LLP, independent registered public accounting firm, is incorporated herein by reference to Exhibit 14(a) of Pre-Effective Amendment No. 1 to the N-14 Registration Statement.

15		—	Omitted Financial Statements

	(a)	—	None

16		—	Power of Attorney

	(a)	—	Power of Attorney is incorporated herein by reference to an Exhibit of Post-Effective Amendment No. 922 to Registrant’s Registration Statement filed on January 22, 2019.

17		—	Additional Exhibits

	(a)	—	None

Item 17.	Undertakings.

(1)    The undersigned registrant agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933 (as amended, the “Securities Act”), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by other items of the applicable form.

(2)    The undersigned registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and the State of New York, on March 26, 2020.

BLACKROCK FUNDSSM (REGISTRANT) ON BEHALF OF
BLACKROCK ENERGY OPPORTUNITIES FUND

By:	/s/ JOHN M. PERLOWSKI
(John M. Perlowski, President and Chief Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to its Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ JOHN M. PERLOWSKI	Trustee, President and Chief Executive Officer (Principal Executive Officer)	March 26, 2020
(John Perlowski)

/s/ NEAL J. ANDREWS	Chief Financial Officer (Principal	March 26, 2020
(Neal J. Andrews)	Financial and Accounting Officer)

BRUCE R. BOND*	Trustee
(Bruce R. Bond)

SUSAN J. CARTER*	Trustee
(Susan J. Carter)

COLLETTE CHILTON*	Trustee
(Collette Chilton)

NEIL A. COTTY*	Trustee
(Neil A. Cotty)

LENA G. GOLDBERG*	Trustee
(Lena G. Goldberg)

HENRY R. KEIZER*	Trustee
(Henry R. Keizer)

CYNTHIA A. MONTGOMERY*	Trustee
(Cynthia A. Montgomery)

DONALD C. OPATRNY*	Trustee
(Donald C. Opatrny)

JOSEPH P. PLATT*	Trustee
(Joseph P. Platt)

Signature	Title	Date

MARK STALNECKER*	Trustee
(Mark Stalnecker)

KENNETH L. URISH*	Trustee
(Kenneth L. Urish)

CLAIRE A. WALTON*	Trustee
(Claire A. Walton)

ROBERT FAIRBAIRN*	Trustee
(Robert Fairbairn)

*By: /s/ JANEY AHN		March 26, 2020
(Janey Ahn, Attorney-In-Fact)

EXHIBIT INDEX

Exhibit Number		Description

12(a)	—	Opinion of Sidley Austin LLP supporting the tax matters and consequences to shareholders discussed in the Combined Prospectus/Information Statement.